Exhibit 10.26

CHIPOTLE MEXICAN GRILL, INC.
610 Newport Center Drive
Newport Beach, CA 92260

February 6, 2024

Brian Niccol

c/o Chipotle Mexican Grill, Inc.

610 Newport Center Drive

Newport Beach, CA 92660

Dear Brian:

On February 6, 2024, the Compensation, People and Culture Committee of the Board of Directors (the “Compensation Committee”) of Chipotle Mexican Grill, Inc. approved an Executive Officer Severance Plan (the “Plan”), which provides severance benefits to Chipotle’s executive officers in the event an executive officer’s employment is terminated either by Chipotle without “Cause” or due to the executive officer’s resignation for “Good Reason.” The Plan also provides for pro rata vesting of outstanding equity awards held by a terminated executive officer who qualifies under the Plan based on the portion of the vesting period (or, in the case of performance-based awards, the portion of the performance period) that has elapsed prior to the termination date, subject to actual performance in the case of performance-based awards, and provides that time-based SOSARs will remain exercisable until the earlier of 12 months after the termination date or the expiration date of the award.  All capitalized terms that are not defined in this letter have the meeting ascribed to them in the Plan.

To honor the spirit of the offer letter that the Board of Directors extended to you in March 2018 when you agreed to join Chipotle, the Compensation Committee has agreed to the following treatment of any equity award held by you in the event you experience a Qualifying Termination:

1.Time-Based Awards held by you on the Qualifying Termination Date will vest on the Qualifying Termination Date in a pro-rated amount based on the number of days from the grant date of the applicable Award through and including the first (1st) anniversary of the Qualifying Termination Date divided by the total number of days in the applicable vesting period; and

2.Performance-Based Awards held by you on the Qualifying Termination Date will remain outstanding and continue to vest and become exercisable, or be forfeited, based on Chipotle’s actual performance through the end of the applicable performance period, in a pro-rated amount, with the proration calculated based on the number of days from the first day of the applicable performance period through and including the first (1st) anniversary of the Qualifying Termination Date divided by the total number of days in the performance period of the applicable equity award.

Brian Niccol

February 6, 2024

Except as set forth above, all other equity awards held by you will be forfeited and canceled as of the Qualifying Termination Date, and you will not be eligible to receive any new equity awards granted by Chipotle after the Qualifying Termination Date.

Except for the terms expressly contained in this letter agreement, all other terms and conditions of the Plan, including the condition precedent that you execute and not  revoke a Release Agreement prior to receiving the benefits stated above, apply without modification.

Sincerely,

/s/ Patricia Fili-Krushel,

Chair of the Compensation, People and Culture Committee